Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2015, relating to the consolidated financial statements of Sun Bancorp, Inc. and subsidiaries and the effectiveness of Sun Bancorp, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. and subsidiaries for the year ended December 31, 2014.

DELOITTE & TOUCHE LLP

/s/Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 26, 2015